UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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VIZIO HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
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VIZIO Holding Corp.
39 Tesla
Irvine, California 92618
(949) 428-2525
April 28, 2022
Dear fellow stockholders:

Twenty years ago, I embarked on a journey to make quality home entertainment accessible to everyone. I started VIZIO with a handful of employees and the funds from a second mortgage on my home. In our early years, we cultivated supplier and retail partner relationships to create an efficient business model that would allow us to deliver exceptional value to American consumers. Today, this core principle remains at the heart of everything we do.

2021 was truly a pivotal year for VIZIO and I am incredibly proud of what our team achieved. In March of last year, we brought our story to the public markets and completed our IPO process. It was a personal honor to reach this important milestone after the many years of investment, discipline and tenacity that was necessary to reach this point. But we also recognize that our IPO marks the beginning of the next phase for VIZIO and positions us for the tremendous opportunities that lie ahead. Our first year as a public company was exciting and transformative, but not without its challenges. From supply chain constraints to competition for great talent, we navigated these dynamics while successfully moving our strategy forward and proving the value of the dual business model we have created.

In August of 2021, we launched WatchFree+, our owned and operated, ad-supported streaming service. WatchFree+ delivers to our users hundreds of channels and thousands of movies across wide ranging genres – all with no subscription fees. It is a tremendous value for consumers, and an ad revenue driver for VIZIO. We also expanded our premium content offering through partnerships with several of the largest providers in media, including HBOMax, Discovery+, Paramount+, Peacock, BET+ and many more. We invested in our operating system to improve the user experience, including enhanced search functionality, voice capabilities, more personalization, and smarter recommendations. We are also leveraging the power of our own data to deliver VIZIO-branded, curated channels that bring the best and most relevant content to our users’ fingertips. We invested in our device technology to deliver exceptional picture and sound quality for a deeply immersive entertainment experience. I learned a long time ago, that to truly achieve the best possible overall user experience and drive real innovation, it’s imperative to control both the hardware and the software. This continues to be the core focus of our strategy today and going forward.

I am tremendously proud of this company and our continued investment in people to support our vision. We grew the company rapidly during the pandemic and now have over eight hundred VIZIO team members, all of whom are committed to accelerating innovations for our users. I am more excited today about the future of VIZIO than I have been over the course of our 20-year history. The trends that drive media and our business continue to move in our favor and through the leadership of our strong management team, we expect to take advantage of these tremendous opportunities and achieve greater success.

On behalf of our Board of Directors, our Senior Management team and the entire VIZIO family, I would like to express our appreciation for your continued support of and interest in VIZIO.
Sincerely,
William Wang
Chief Executive Officer and Chairman
Irvine, California
April 28, 2022

VIZIO Holding Corp.
39 Tesla
Irvine, California 92618
(949) 428-2525
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Thursday, June 9th at 10:00 a.m. PDT

Place
The 2022 annual meeting of stockholders (the “Annual Meeting”) of VIZIO Holding Corp. (“VIZIO”) will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/VZIO2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement (the “Proxy Statement”):
•To elect five directors to hold office until the 2023 annual meeting of stockholders and until their respective successors are elected and qualified;
•To approve, on an advisory basis, the compensation of our named executive officers;
•To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;
•To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
•To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date
Our board of directors has fixed the close of business on April 19, 2022 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote, during the Annual Meeting as set forth in the Proxy Statement.

Availability of Proxy Materials
We have elected to provide Internet access to our Annual Meeting materials, including the Proxy Statement, in lieu of mailing printed copies. On or about April 28, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021. The Notice of Internet Availability provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Proxy Statement and our annual report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice of Internet Availability, on your proxy card, or in the instructions that accompanied your proxy materials.

Voting
Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, mail or our telephonic voting system.

By order of the board of directors,
William Wang
Chief Executive Officer and Chairman
Irvine, California
April 28, 2022

VIZIO Holding Corp.
39 Tesla
Irvine, California 92618
(949) 428-2525
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:00 a.m., PDT, on Thursday, June 9, 2022
GENERAL INFORMATION
Our board of directors solicits your proxy on our behalf for the 2022 annual meeting of stockholders (the “Annual Meeting”) of VIZIO Holding Corp., a Delaware corporation, and any postponements, adjournments or continuations thereof for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”). The Annual Meeting will be held virtually via live audio webcast on Thursday, June 9, 2022 at 10:00 a.m. Pacific Daylight Time. On or about April 28, 2022, we expect to mail our stockholders a Notice of Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access this Proxy Statement and form of proxy, the accompanying notice of Annual Meeting, and our annual report. If you held shares of our Class A or Class B common stock on April 19, 2022 (the “Record Date”), you will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/VZIO2022, where you will be able to listen to the meeting live, submit questions and vote on the proposals described in this Proxy Statement.
On March 12, 2021, we completed a holding company reorganization, pursuant to which VIZIO, Inc., a California corporation and our predecessor entity (“California VIZIO”) became a wholly-owned subsidiary of VIZIO Holding Corp. and the holders of equity interests in California VIZIO became stockholders of VIZIO Holding Corp. In this Proxy Statement, the words “VIZIO,” the “Company,” “we,” “our,” “ours,” “us,” and similar terms refer to VIZIO Holding Corp. and its consolidated subsidiaries, unless the context indicates otherwise, and “California VIZIO” refers to VIZIO, Inc., a wholly owned subsidiary of VIZIO Holding Corp.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
What proposals will be voted on at the Annual Meeting?
The following proposals will be voted on at the Annual Meeting:
•the election of five directors to hold office until the 2023 annual meeting of stockholders and until their respective successors are elected and qualified;
•to approve, on an advisory basis, the compensation of our named executive officers;
•to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
•any other business that may properly come before the Annual Meeting.
As of the date of this Proxy Statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of each director nominee named in this Proxy Statement;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
Who is entitled to vote at the Annual Meeting?
Holders of our Class A and Class B common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the record date, there were 115,766,505 shares of our Class A common stock outstanding and 76,814,638 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the Annual Meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the Annual Meeting. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our common stock.
•Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting. Throughout this Proxy Statement, we refer to these holders as “stockholders of record.”
•Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this Proxy Statement, we refer to these holders as “street name stockholders.”
What do I need to do to attend the Annual Meeting?
We will be hosting the Annual Meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the Annual Meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/VZIO2022. To attend and participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The Annual Meeting live audio webcast will begin promptly at 10:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.proxyvote.com website, then you may access and participate in the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Annual Meeting.

Is there a list of registered stockholders entitled to vote at the Annual Meeting?
A complete list of registered stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting during ordinary business hours at our principal executive offices located at 39 Tesla, Irvine, California 92618. Stockholders interested in viewing the list can contact our corporate secretary to schedule an appointment by writing to VIZIO Holding Corp., Attn: Corporate Secretary, 39 Tesla, Irvine, CA 92618. The list of registered stockholders entitled to vote at the Annual Meeting will also be available online during the Annual Meeting at www.virtualshareholdermeeting.com/VZIO2022, for those stockholders attending the Annual Meeting.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder's affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting (Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) and Proposal No. 3 (frequency of advisory vote on executive compensation) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
Broker non-votes occur when a bank, broker or other nominee (i.e., the record holder) has not received voting instructions from the beneficial owner on a matter for which the record holder does not have discretionary power to vote. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•Proposal No. 3: For the approval, on an advisory basis, of the frequency of future stockholder votes on the compensation of our named executive officers, the choice of frequency that receives the highest number of votes will be considered the preferred frequency of our stockholders. You may vote for a frequency of every ONE YEAR, TWO YEARS or THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote on the compensation of our named executive officers.
•Proposal No. 4: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
What is the quorum requirement for the Annual Meeting?
A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•Online Prior to the Annual Meeting. You may vote by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 8:59 p.m., Pacific Time, on June 8, 2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•Phone. You may vote by calling 1-800-690-6903, 24 hours a day, seven days a week, until 8:59 p.m., Pacific Time, on June 8, 2022 (have your Notice of Internet Availability or proxy card in hand when you call); or
•Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by completing, signing and mailing your proxy card, which must be received prior to the annual meeting.
•During the Annual Meeting. You may vote by attending and voting virtually via the Internet during the annual meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the annual meeting posted at www.virtualshareholdermeeting.com/VZIO2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website for the 16-digit control number needed to vote). All votes must be received by the independent inspector of elections before the polls close during the meeting.
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each director nominee named in this Proxy Statement;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;
•delivering a written notice of revocation to our corporate secretary at VIZIO Holding Corp., 39 Tesla, Irvine, California 92618, Attention: Corporate Secretary, which must be received prior to the Annual Meeting; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
How can I submit a question during the Annual Meeting?
If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/VZIO2022 type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit questions during the Annual Meeting via the virtual meeting website that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We encourage you to access the Annual Meeting before it begins. Online check-in will start at approximately 9:45 a.m. PDT on June 9, 2022. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/VZIO2022. Technical support will be available starting at 9:45 a.m. PDT on the day of the Annual Meeting and will remain available until the Annual Meeting has ended.

What is the effect of giving a proxy?
A proxy is your legal designation of another person to vote the stock you own at the Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.
Proxies are solicited by and on behalf of our board of directors. Jerry Huang, our General Counsel and Corporate Secretary and William Wang, our Chief Executive Officer and Chairman of the Board of Directors, have been designated as proxy holders for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the Annual Meeting, then the proxy holder will use the proxy holder’s own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes and act as inspector of election.
How can I contact VIZIO’s transfer agent?
You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449, or by writing American Stock Transfer & Trust Company, LLC, at 6201 15th Ave, Brooklyn, New York 11219. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www.astfinancial.com.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the Annual Meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (“SEC”), within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or Proxy Statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or Proxy Statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the Proxy Statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the Proxy Statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or Proxy Statement and annual report, as applicable, you may contact us as follows:
VIZIO Holding Corp.
Attention: Investor Relations
39 Tesla
Irvine, California 92618
Tel: (949) 428-2525
Street name stockholders may contact their broker, bank or other nominee to request information about householding

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of five directors, four of whom are independent under the listing standards of the New York Stock Exchange (“NYSE”). At each annual meeting of stockholders, directors will be elected for a one-year term and until their successors are duly elected and qualified.
The following table sets forth the names, ages as of March 31, 2022 and certain other information for each of our directors and director nominees:

Name	Age	Position(s)	Director Since*
William Wang (1)	58	Chairman and Chief Executive Officer	2002
John R. Burbank (1)(2)	58	Lead Independent Director	2020
Julia S. Gouw (2)	62	Director	2021
David Russell (2)(3)	58	Director	2007
Vicky L. Free (3)	51	Director	2021
___________________
*    Includes service on the board of directors of California VIZIO prior to the holding company reorganization that occurred in connection with our initial public offering in March 2021.
(1)Member of nominating and corporate governance committee
(2)Member of audit committee
(3)Member of compensation committee
Nominees for Director
William Wang co-founded VIZIO and has served as Chairman of our board of directors and our Chief Executive Officer since December 2020 and as the Chairman of California VIZIO’s board of directors and Chief Executive Officer of California VIZIO since its founding in 2002. Mr. Wang also served as California VIZIO’s Chief Technology Officer from 2002 to March 2010. Prior to founding VIZIO, Mr. Wang was the founder, President and Chief Executive Officer of PGS OEM, Inc., a distributor of computer monitors. PGS OEM began winding down its operations in 1998 and liquidated in Chapter 7 bankruptcy in 2005. Mr. Wang holds a Bachelor of Science in Electrical Engineering from the University of Southern California.
Mr. Wang was selected to serve on our board of directors due to the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience within the television manufacturing industry.
John R. Burbank has served as Lead Independent Director since August 2021, a member of our board of directors since December 2020 and as a member of California VIZIO’s board of directors since May 2020. From May 2008 to February 2019, Mr. Burbank held various management-level roles at Nielsen Holdings plc (Nielsen), a global media measurement, retail data and analytics company, including as President of Strategy and Corporate Development from January 2017 to February 2019 and President, Strategic Initiatives from November 2011 to January 2017. Prior to Nielsen, Mr. Burbank held senior leadership positions in consumer marketing at AOL, AT&T and the Procter & Gamble Company. Mr. Burbank has served as an independent director of Entergy Corporation, an energy company since 2018 and has served on the board of directors of Connecticut Public Broadcasting Network since March 2020. Mr. Burbank holds a Bachelor of Arts in Russian History and a Masters of Business Administration, both from the University of Chicago.
Mr. Burbank was selected to serve on our board of directors because of his significant experience in media, analytics, marketing and advertising as well as experience serving as a director of a public company.
Julia S. Gouw has served as a member of our board of directors and California VIZIO’s board of directors since February 2021. From 2009 through her retirement in March 2016, Ms. Gouw served as President and Chief Operating Officer of East West Bancorp, Inc. and East West Bank, an independent bank, having previously served as Executive Vice President and Chief Financial Officer from 1994 to 2008. Prior to East West Bank, Ms. Gouw was a Senior Audit Manager with the accounting firm KPMG LLP. Ms. Gouw has served on the board of directors of Pacific Life Insurance Company since 2011, serving as Chair of the Investment and Finance Committee, and Cascade Acquisition Corp. since November 2020, serving as Chair of the Audit Committee. Ms. Gouw is a co-founder of Piermont Bank and has served as Chair of the Board and Audit Committee since July 2019. Ms. Gouw has also served as a Commissioner of the Ontario International Airport Authority (OIAA) since September 2017. Ms. Gouw holds a Bachelor of Science in Accounting from the University of Illinois at Urbana-Champaign.
Ms. Gouw was selected to serve on our board of directors because of her extensive operational experience and financial expertise, as well as her experience serving as a director of a public company.
David Russell has served as a member of our board of directors since December 2020 and as a member of California VIZIO’s board of directors since July 2007. Since May 2014, Mr. Russell has served as Chief Executive Officer of Puro Sound Labs, a consumer audio company. Prior to founding Puro Sound Labs, Mr. Russell served as Executive Vice President of Avalon Capital Group, Inc., a private investment company, from 2005 to 2014. From 1988 to 2005, Mr. Russell worked at Gateway, Inc., a consumer electronics company, in a variety of senior management positions. Mr. Russell also serves as Vice Chairperson and a member of the board of directors of Waitt Foundation and Waitt Institute, nonprofit organizations focusing on the restoration of ocean health.
Mr. Russell was selected to serve on our board of directors because of his experience in the consumer electronics industry.
Vicky L. Free has served as a member of our board of directors since November 2021. Since January 2021, Mrs. Free has served as the Senior Vice President of Global Marketing of Adidas. Prior to Adidas, Mrs. Free served as the Senior Vice President and Chief Marketing Officer of Novant Health from May 2019 to December 2020. From March 2017 to May 2019, Mrs. Free served as the Senior Vice President of Marketing, Global Brand Strategy, and Creative for Disney/ABC International. Prior to working at Disney/ABC International, Mrs. Free served as the Executive Vice President and Chief Marketing Officer of BET Networks from June 2011 to January 2017. Mrs. Free has served on the board of directors of Omnichannel Acquisition Corp. since November 2020. Mrs. Free holds a B.A. in mass communications from the University of South Carolina and a Masters of Business Administration from the Kellogg School of Management at Northwestern University.
Mrs. Free was selected to serve on our board of directors because of her experience in brand strategy, omni-channel marketing, consumer insights, and business analytics.
Director Independence and Controlled Company Exemption
Director Independence
Our Class A common stock is listed on the NYSE. Under NYSE listing standards, independent directors must comprise a majority of our board of directors, subject to specified exceptions (including the “controlled company” exemption described below). Under NYSE listing standards, a director will only qualify as an “independent director” if our board of directors determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In addition, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees must be independent and, in the case of our audit and compensation committees, satisfy heightened independence requirements. For compensation committee members, our board of directors must consider all factors specifically relevant to determining whether each compensation committee member has a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Burbank, Mr. Russell, Ms. Gouw and Mrs. Free, representing four of our five directors, do not have any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors is an “independent director” as defined under the NYSE listing standards. William Wang is not considered an independent director because of his position as our Chief Executive Officer. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Controlled Company Exemption
William Wang, our Founder, Chairman and Chief Executive Officer controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of the NYSE listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•the requirement that a majority of the board of directors consist of independent directors;
•the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
While a majority of our board of directors consists of independent directors and our compensation committee is composed entirely of independent directors, our nominating and corporate governance committee is not currently composed entirely of independent directors. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.
Board Leadership Structure and Role of Lead Independent Director
Mr. Wang currently serves as both the Chairman of our board of directors and as our Chief Executive Officer. As our founder, we believe Mr. Wang is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.
Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors may serve as our lead independent director at any time when the chairperson of our board of directors is not independent. Because Mr. Wang is our Chairman and also our Chief Executive Officer and is thus not an “independent” director under NYSE listing standards, our board of directors has appointed Mr. Burbank to serve as our lead independent director. As lead independent director, Mr. Burbank presides over periodic meetings of our independent directors, serves as a liaison between Mr. Wang and our independent directors and performs such additional duties as our board of directors may otherwise determine or delegate.
Our independent directors meet at least twice a year in executive sessions chaired by Mr. Burbank, which include discussions and recommendations regarding guidance to be provided to the chief executive officer, and such topics as the independent directors may determine.
As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Burbank’s role as lead independent director, is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Wang’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Role of Board in Risk Oversight Process
Although management is responsible for the day-to-day management of the risks our company faces, our board of directors and its committees take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. The board of directors regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends quarterly meetings of our board of directors, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our board of directors.
In addition, our three committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee coordinates the board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct, and management regularly report to the audit committee on these areas. The compensation committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our executive officers. The nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance. When any of the committees receives a report related to material risk oversight, the chairperson of the relevant committee will report on the discussion to the full board of directors.
Board Committees
Our board of directors has established the following standing committees of the board of directors: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
The current members of our audit committee are Ms. Gouw, Mr. Russell and Mr. Burbank. Ms. Gouw is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and also meets the financial literacy requirements of the listing standards of the NYSE. Our board of directors has determined that Ms. Gouw is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•selecting and hiring a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•supervising and evaluating the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our annual audited and
•quarterly unaudited financial statements and annual and quarterly reports on Form 10-K and 10-Q;
•preparing the committee reports required to be included in the proxy statement;
•reviewing and discussing with management and independent auditors the presentation of our financial information with respect to earning press releases, financial information and earnings guidance provided to the public, analysts, and rating agencies;
•reviewing and discussing with management, internal auditors and independent auditors the adequacy and effectiveness of our internal controls;
•reviewing and discussing with management, internal auditors and independent auditors the adequacy and effectiveness of our disclosure controls;

•reviewing and discussing with management and internal auditors our major financial risk exposures and the steps management has taken to monitor and control those exposures;
•reviewing and discussing with management, internal auditors and independent auditors the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•setting hiring policies with regard to employees and former employees of the independent auditor and overseeing compliance with such policies;
•reviewing and overseeing all related party transactions and developing and maintaining policies and procedures for the review, approval and ratification of related party transactions;
•annually reviewing and reassessing the adequacy of the audit committee charter; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at investors.vizio.com/governance/governance-documents. During 2021, our audit committee held four meetings.
Compensation Committee
The current members of our compensation committee are Mr. Russell and Mrs. Free. Mr. Russell is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing and approving the corporate goals and objectives applicable to the compensation of the CEO, evaluating the CEOs performance in light thereof, and considering factors related to our performance when determining CEO compensation.
•reviewing, approving and determining or making recommendations to our board of directors regarding the compensation of our executive officers;
•reviewing, approving and administering annual and long-term incentive compensation plans for service providers;
•administering our equity compensation plan;
•reviewing, approving and administering our employee benefits plans;
•reviewing and approving our overall compensation philosophy, as well as overseeing and approving our compensation plans and benefits programs;
•evaluating director compensation and make recommendations to the board of directors regarding director compensation;
•providing oversight of our compensation policies and plans and benefits programs;
•reviewing and discussing the risks arising from our compensation philosophy;
•reviewing and discussing with management our Compensation Discussion and Analysis and related disclosures for our Form 10-K and proxy statement; and

•reviewing and discussing with the board of directors succession planning for our executive officers.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at investors.vizio.com/governance/governance-documents. During 2021, our compensation committee held four meetings.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Mr. Burbank and Mr. Wang. Mr. Burbank is the chairperson of our nominating and corporate governance committee. Because we are considered to be a “controlled company” for the purposes of the NYSE listing requirements, we are permitted to opt out of the NYSE listing requirements that would otherwise require our nominating and corporate governance committee to be comprised entirely of independent directors, and we intend to rely on such exemption. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting or making recommendations to our board of directors regarding, nominees for election to our board of directors;
•evaluating the performance of our board of directors and of individual directors;
•reviewing, considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•considering the board of directors’ leadership structure;
•evaluating the independence of directors and director nominees;
•overseeing, developing, and recommending to our board of directors, a set of corporate governance guidelines; and
•developing and overseeing processes for annual evaluations of the board of directors and its committees.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at investors.vizio.com/governance/governance-documents. During 2021, our nominating and corporate governance committee held two meetings.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2021, our board of directors (including, for this purpose, the board of directors of California VIZIO) held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. This Annual Meeting will be our first annual meeting of our stockholders.
Compensation Committee Interlocks and Insider Participation
During 2021, the members of our compensation committee were Mr. Russell and Mrs. Free and Shiou Chuang (“S.C.”) Huang.
Prior to our IPO, Mr. Russell and Mr. Wang, our Chairman, Chief Executive Officer and principal stockholder, established compensation for each of our executive officers, other than Mr. Wang. These compensation decisions were guided based on input, feedback and recommendations from certain members of our management. Mr. Wang’s compensation was approved by Mr. Russell. Mr. Wang has historically had significant influence over all matters at our company, including compensation matters. We expect that Mr. Wang, as Chairman and Chief Executive Officer, will provide input and may make recommendations to our compensation committee regarding our compensation decisions for our other executive officers, although the compensation committee makes all executive compensation determinations.
Other than as disclosed above, none of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board of directors has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as differences in professional background, education, skill, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management. In 2021, we paid a third-party search firm to assist in identifying candidates to join our board of directors.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, corporate governance guidelines and other applicable company policies and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at VIZIO Holding Corp., 39 Tesla, Irvine, California 92618, Attention: Corporate Secretary. Such recommendation must include, among other things, the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock, including any agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our bylaws contain a full description of the information required to be included in a stockholder’s notice. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our General Counsel or Legal Department by mail to our principal executive offices at VIZIO Holding Corp., 39 Tesla, Irvine, California 92618. Our General Counsel or Legal Department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board of directors or the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) entering into hedging or similar transactions designed to decrease the risks associated with holding our common stock, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at investors.vizio.com/governance/governance-documents. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Non-Employee Director Compensation
Prior to our initial public offering (“IPO”), our non-employee directors received an annual retainer of $25,000, paid quarterly, for service on our board of directors. In addition, our non-employee directors who served on our incentive award committee or our advisory board received an additional annual fee of $20,000, paid quarterly, for service on such body. During the quarter ended March 31, 2021, each of Messrs. Russell, Burbank and Huang received the quarterly portion of the annual retainer, and Ms. Gouw received a prorated amount of such retainer following her appointment to the board of directors in February 2021. In addition, during the quarter ended March 31, 2021, Mr. Russell received $5,000 for his service on the incentive award committee, and Ms. Gouw received a prorated amount of the $5,000 fee for her service on the advisory board.
We adopted an outside director compensation policy (the “Outside Director Compensation Policy”) for our non-employee directors that became effective upon the effective date of our registration statement in connection with our IPO. Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of cash and equity, as described below. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education. This policy has been developed with input from our independent compensation consultant, Compensia, Inc., (“Compensia”) regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors. We review the Outside Director Compensation Policy annually and make amendments as needed, on which Compensia also advises.

Retainers
Non-employee directors are entitled to receive the following retainers for their services under the Outside Director Compensation Policy:
•$50,000 retainer per year for each non-employee director;
•$25,000 retainer per year for the chair of the audit committee or $10,000 retainer per year for each other member of the audit committee;
•$20,000 retainer per year for the chair of the compensation committee or $10,000 retainer per year for each other member of the compensation committee; and
•$10,000 retainer per year for the chair of the nominating and corporate governance committee or $5,000 retainer per year for each other member of the nominating and corporate governance committee.
Each non-employee director who serves as the chair of a committee receives only the additional annual fee as the chair of the committee and does not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Incentive Compensation
In addition to the cash compensation structure described above, on or about the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual award of restricted stock units (“RSUs”) having a value of $165,000, rounded up to the nearest whole share.
Each annual award will vest as to 1/4th of the underlying shares every three months after the award’s grant date, subject to continued service through each relevant vesting date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable (if applicable) and, with respect to equity awards with performance-based vesting, unless specifically provided otherwise under the applicable award agreement, a company policy that applies to the non-employee director, or other written agreement between the non- employee director and us, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.
In any fiscal year of ours, no non-employee director may be paid, issued or granted cash compensation and equity awards with a total value greater than $500,000, with the value of an equity award based on its grant date fair value for purposes of this limit (the “annual director limit”). Any cash compensation paid or equity awards granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) will not count toward the annual director limit.
Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary and documented travel expenses to attend meetings of our board of directors and committees of our board of directors.
Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our board of directors.

Non-Employee Director Compensation for Fiscal 2021
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the fiscal year ended December 31, 2021. Our director who also serves as an executive officer, Mr. Wang, did not receive any additional compensation for his services as a director for the year ended December 31, 2021. The compensation received by Mr. Wang as an employee for the year ended December 31, 2021 is set forth in “Executive Compensation”.

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
S.C. Huang (3)	51,250	164,761	216,011
David Russell	71,250	164,761	236,011
John R. Burbank	58,750	216,141	274,891
Julia Gouw	63,750	177,606	241,356
Vicky L. Free (4)	15,000	—	15,000
___________________
(1)Represents a partial year of the board of directors and committee cash compensation due to the timing of our IPO and the effective date of our non-employee director compensation policy.
(2)The dollar value of the RSU awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The actual value that a director will realize on each RSU award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors. The valuation assumptions used in determining such amounts are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021.
(3)Mr. Huang resigned from our board of directors in November 2021.
(4)Mrs. Free joined our board of directors in November 2021. Her fees were prorated for the portion of fiscal 2021 in which she served as a director, and she received an equity award in fiscal 2022.
The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2021:

Name	Grant Date	Number of Shares Underlying Outstanding Stock Awards (#)
David Russell	6/10/2021	3,650	(1)
	10/10/2021	171	(2)
John R. Burbank	6/10/2021	3,650	(1)
	10/10/2021	171	(2)
Julia Gouw	6/10/2021	3,650	(1)
	10/10/2021	171	(2)
___________________
(1)One-fourth of the total shares of our Class A common stock underlying this RSU award vest on each of September 10, 2021, December 10, 2021, March 10, 2022 and June 10, 2022, subject to continued service through each such vesting date.
(2)One-fourth of the total shares of our Class A common stock underlying this RSU award vest on each of November 18, 2021, February 18, 2022, May 18, 2022 and August 18, 2022, subject to continued service through each such vesting date.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our board of directors currently consists of five directors. Five directors have been nominated by our board of directors for election at the Annual Meeting, each to serve a one-year term until the 2023 annual meeting of stockholders and until their successors are elected and qualified. All of the nominees are currently members of our board of directors.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, William Wang, John R. Burbank, Julia S. Gouw, David Russell and Vicky L. Free as nominees for election as directors at the Annual Meeting. If elected, each of Mr. Wang, Mr. Burbank, Ms. Gouw, Mr. Russell and Mrs. Free will serve as a director until the 2023 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Mr. Wang, Mr. Burbank, Ms. Gouw, Mr. Russell and Mrs. Free have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly referred to as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
We are asking our stockholders to approve the compensation of our named executive officers as described in this Proxy Statement by voting for the following non-binding resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and the narrative discussion.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our named executive officer compensation, such as the proposal contained in Proposal No. 2 of this Proxy Statement. In particular, we are asking our stockholders to indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years or every three years.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every one year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.
Vote Required
The choice of frequency, whether one year, two years or three years, that receives the most votes at the Annual Meeting will be considered to be the preferred frequency of our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future say-on-pay votes.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2022. KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.
At the Annual Meeting, we are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of KPMG LLP, then our audit committee may reconsider the appointment. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$1,330,000	$936,000
Audit-Related Fees	—	—
Tax Fees(2)	201,900	186,000
All Other Fees	—	—
Total Fees	$1,531,900	$1,122,000
___________________
(1)Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes fees for services incurred in connection with our IPO.
(2)Consists of fees for professional services, including tax compliance services and tax advisory services.
Auditor Independence
In 2021, there were no other professional services provided by KPMG LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by KPMG LLP for our fiscal year ended December 31, 2021 were approved by our audit committee, and following adoption of our pre-approval policy in April 2021, all services were pre-approved by our audit committee in accordance with the policy. All services provided by KPMG LLP for our fiscal year ended December 31, 2020 were approved by our board of directors.
Vote Required
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to VIZIO’s financial reporting process, VIZIO’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing VIZIO’s consolidated financial statements. VIZIO’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of VIZIO’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare VIZIO’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and KPMG LLP;
•discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in VIZIO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Julia Gouw (Chair)
David Russell
John Burbank
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by VIZIO under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent VIZIO specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of March 31, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
William Wang	58	Chief Executive Officer and Chairman
Ben Wong	60	President and Chief Operating Officer
Adam Townsend	49	Chief Financial Officer
Michael O'Donnell	40	Chief Revenue/Strategic Growth Officer
William Wang co-founded VIZIO and has served as Chairman of our board of directors and our Chief Executive Officer since December 2020 and as the Chairman of California VIZIO’s board of directors and Chief Executive Officer of California VIZIO since its founding in 2002. Mr. Wang also served as California VIZIO’s Chief Technology Officer from 2002 to March 2010. Prior to founding VIZIO, Mr. Wang was the founder, President and Chief Executive Officer of PGS OEM, Inc., a distributor of computer monitors. PGS OEM began winding down its operations in 1998 and liquidated in Chapter 7 bankruptcy in 2005. Mr. Wang holds a Bachelor of Science in Electrical Engineering from the University of Southern California.
Ben Wong has served as our President and Chief Operating Officer since December 2020 and as the President and Chief Operating Officer of California VIZIO since April 2010, having also served as California VIZIO’s Acting Chief Financial Officer from August 2017 to May 2020, and having previously served as California VIZIO’s Chief Financial Officer and Chief Operating Officer from April 2005 to May 2006. From June 2006 to April 2010, Mr. Wong held executive-level roles at Fugoo Corporation, an internet appliance company, at AmTRAN Technologies Co. Ltd., a manufacturer of televisions and displays and one of our largest stockholders, at Suzhou Raken Technology, Ltd., a television manufacturer, which is a joint venture of AmTRAN and LG Display Co., LTD, and at Packard Bell B.V., a computer company in France. In 2002, Mr. Wong consented to the issuance of an SEC order providing that he cease and desist from committing or causing violations of certain federal securities laws and related SEC regulations. The order related to actions taken from 1996 to 1998, and Mr. Wong neither admitted nor denied the findings in the order. The order did not impose any monetary penalties on Mr. Wong and did not bar him from serving as an officer or director of a public company. Mr. Wong holds a Bachelor of Science in Accounting from California State University, Los Angeles.
Adam Townsend has served as our Chief Financial Officer since December 2020 and as California VIZIO’s Chief Financial Officer since May 2020. Prior to joining VIZIO, Mr. Townsend was the Chief Financial Officer of Showtime Networks Inc., an entertainment company and wholly owned subsidiary of ViacomCBS, from October 2018 to March 2020. From July 2008 to October 2018, Mr. Townsend held roles in finance and investor relations at CBS Corporation, including serving as Executive Vice President, Corporate Finance and Investor Relations from January 2016 to October 2018 and as Executive Vice President, Investor Relations from July 2008 to January 2016. Mr. Townsend holds a Bachelor of Science in Biology from the University of California, Los Angeles.
Michael O'Donnell has served as our Chief Revenue/Strategic Growth Officer since January 2022. Mr. O’Donnell previously served as our Chief Revenue Officer, Platform+ from December 2020 to December 2021, as California VIZIO’s Chief Revenue Officer, Platform + from July 2020 to December 2020, and as California VIZIO’s Senior Vice President, Platform Business of California VIZIO from September 2019 to July 2020. Prior to joining VIZIO, Mr. O’Donnell served as Chief Revenue Officer of Connekt Inc., an advertising and data science company, from July 2017 to September 2019. Prior to that, from July 2011 to July 2017, Mr. O’Donnell served in senior sales positions at YuMe, Inc., a video advertising platform that was acquired by RhythmOne plc in 2018, including as Senior Vice President, North America Sales from June 2016 to July 2017 and as Vice President, East Sales from July 2014 to June 2016. Mr. O’Donnell holds a Bachelor of Science in Finance from Villanova University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for our named executive officers (“NEOs”). Our NEOs, consisting of our principal executive officer, principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer), as of December 31, 2021, were:
•William Wang, our Founder, Chairman and Chief Executive Officer (“CEO”);
•Adam Townsend, our Chief Financial Officer (“CFO”);
•Ben Wong, our President and Chief Operating Officer (“COO”);
•Michael O’Donnell , our Chief Revenue/Strategic Growth Officer (“CR/SO”); and
•Bill Baxter, our former Chief Technology Officer (“CTO”).
Mr. O’Donnell served as Chief Revenue Officer, Platform+ of VIZIO in 2021 and was promoted to Chief Revenue/Strategic Growth Officer, effective January 1, 2022.
Mr. Baxter resigned from his position as Chief Technology Officer, effective December 31, 2021.
Compensation Philosophy and Objectives
We recognize that the ability to excel depends on the integrity, knowledge, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. Accordingly, we strive to create an executive compensation program that balances short-term versus long-term payments and awards. Our compensation program consists of various elements, including base salary and variable cash and long-term incentives. The base salary component of our compensation program is meant to attract and retain talented individuals by providing a competitive baseline of compensation, and our variable cash and long-term incentives are primarily aimed at ensuring a performance-based delivery that will ensure a strong connection between executive compensation and financial performance to drive results and maximize stockholder value. The principles and objectives of our compensation and benefits programs for our employees generally, and for our NEOs specifically, are intended to:
•attract, engage and retain individuals of superior ability, experience and managerial talent, enabling us to be an employer of choice in our highly-competitive and dynamic industry;
•ensure a performance-based delivery of pay that aligns our NEOs’ rewards with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;
•compensate our NEOs in a manner that incentivizes them to manage our business to meet our long-range objectives;
•compensate our NEOs in a manner commensurate with our performance;
•motivate and reward executive officers whose knowledge, skills and performance promote our continued success;
•seek to ensure that total compensation is fair, reasonable and competitive; and
•promote a long-term commitment to us.

Process for Determining Compensation
Role of Incentive Award Committee and Compensation Committee
Our historical compensation approach reflected our stage of development. Before our IPO, we were a privately-held company with our principal and controlling stockholder, Mr. Wang, also serving as our Chairman and CEO. As a result, we were not subject to any stock exchange or SEC rules requiring a majority of our board of directors to be independent or relating to compensation committee composition and function. Historically, our board of directors delegated authority to an incentive award committee comprised of Mr. Wang and David Russell, one of our non-employee directors.
Since the completion of our IPO, our compensation programs have been reviewed by our compensation committee, which is wholly composed of independent directors. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our compensation program will continue to evolve.
Role of Senior Management
Before our IPO, the incentive award committee worked closely with other members of senior management, as described herein, in driving our compensation programs and policies. Most, if not all, of our executive compensation policies and determinations before our IPO were guided by the recommendations of Mr. Wong, our COO. Together with input and feedback from our human resources function, Mr. Wong made recommendations to our CEO regarding the compensation of our executive officers (other than Messrs. Wong and Wang). Based on these recommendations, the incentive award committee established compensation for each of these executive officers. Mr. Wong’s compensation was approved by the incentive award committee, and Mr. Wang’s compensation was approved by Mr. Russell.
Since the completion of our IPO, our COO and human resources function have continued to make compensation recommendations to our CEO with respect to our executive officers (other than our CEO). In turn, our CEO makes recommendations regarding our executive compensation matters, including with respect to our COO, to our compensation committee, which makes all executive compensation determinations for our NEOs.
Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties. In 2021, our compensation committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist in reviewing our executive compensation program following our IPO. The services provided by Compensia included reviewing and assessing the existing compensation we provided to our executives, providing market data (from public filings by companies in our compensation peer group, a custom peer cut of Radford survey data consisting of compensation data from 17 out of 23 of the companies in our compensation peer group, and a hardware and software U.S. cut of Radford survey data consisting of compensation data from public companies with $1 billion to $5 billion in revenues) on the compensation provided to similarly situated executives, and advising and making recommendations on potential executive compensation decisions.
Compensia did not provide any services to us other than the consulting services to our compensation committee. Our compensation committee assessed the independence of Compensia taking into account the factors set forth in Rule 10C-1 promulgated under the Exchange Act, the listing standards of the NYSE, and any other relevant factors and concluded that the work that Compensia was to perform for our compensation committee did not raise any conflicts of interest.
Role of Compensation Data
We aim to compensate our executive officers at levels that are at least commensurate with the compensation of executive officers in similar positions at companies relative to us in size (measured by annual revenue), geography (Southern California or applicable region) and industry (technology), as reported in published survey sources. The individuals responsible for making compensation recommendations as well as our compensation committee (or before the completion of our IPO, the incentive award committee) also consider the scope of responsibility of each executive officer, the differentiation between the cash packages of our executive officers, and the officer’s tenure and experience. In determining 2021 compensation, we did not use a formula for taking into account these different factors.

Historically, management reviewed both cash and equity compensation data from published survey sources, which, for compensation decisions made in 2021 before our initial public offering, focused primarily on technology companies with at least $1 billion in annual revenue, as well as reference data from Southern California-based technology companies, each as published in the Aon Radford Global Technology Survey (the Radford Survey). The Radford Survey data was used primarily as a validation measure to ensure our executive compensation levels remained competitive. We did not benchmark our executive officers’ compensation to any particular level. Thus, the total compensation for any one individual executive officer was not determined based on any pre-set “target” percentile of market. We relied heavily on the knowledge and experience of the individuals responsible for making compensation recommendations as well as the incentive award committee in determining the appropriate compensation levels for our executive officers.
In March 2021, with Compensia’s assistance, our compensation committee approved a group of public companies to be used when conducting a competitive market analysis of executive officer compensation, which consisted of 23 publicly-traded companies that each had revenues for the previous four quarters between $150 million and $3.4 billion, had a market capitalization between $550 million and $14.1 billion, and was in one of the following industries: technology hardware, storage & peripherals; electronic equipment, instruments & components; household products; household durables; communications equipment; semiconductors & semiconductor equipment; software; IT services; internet & direct marketing retail; and entertainment. The companies in this compensation peer group were as follows:

Coherent, Inc.	GoDaddy Inc.	Lumentum Holdings Inc.	Synaptics Incorporated
Corsair Gaming, Inc.	GoPro, Inc.	NETGEAR, Inc.	Viant Technology Inc.
Dolby Laboratories, Inc.	Grubhub	Pure Storage, Inc.	Viasat, Inc.
Energizer Holdings, Inc.	Infinera Corporation	Rackspace Technology, Inc.	Vontier Corporation
F5, Inc.	iRobot Corporation	Sonos Inc.	Zynga Inc.
Fitbit, Inc.	Lions Gate Entertainment Corp.	Stitch Fix, Inc.
For compensation decisions made following our IPO, our compensation committee considered the compensation provided to similarly situated executives (at the 25th, 50th, 60th, and 75th percentiles) based on market compensation data provided by Compensia, but our compensation committee did not benchmark any compensation element to a specific percentile and also considered such other factors as it deemed appropriate, including (i) each executive officer’s existing compensation package, including the amount of each element of compensation provided to the executive officer, the value of the executive officer’s unvested equity holdings, and any recent adjustments to the executive officer’s compensation, (ii) the recommendations of management, (iii) the relative compensation among our executive officers, and (iv) such other factors as each executive officer’s responsibilities (including additional responsibilities as a result of our becoming a public company), knowledge, experience, skills, contributions, and performance and the prevailing market conditions.
Elements of Compensation
For the year ended December 31, 2021, our executive compensation program consisted of the following components:
•Base salary
•Cash incentive compensation
•Equity-based compensation
•Retirement savings (401(k)) plan
•Health and welfare benefits
•Certain limited perquisites and other personal benefits
We combine these elements to formulate compensation packages that provide competitive pay, and further our compensation goals of retention, alignment of executive and stockholder interests and linking pay with performance.

Base Salary
Our compensation philosophy with respect to base salaries is designed to keep base salaries aligned with our low margin, variable profit business model. Base salaries initially are set at the time of an NEO’s hire, and based on the factors described above in the section of this Compensation Discussion and Analysis titled “—Process for Determining Compensation,” we have made increases to base salaries in the ordinary course in order to increase retention and the competitiveness of our pay.
In 2021, the compensation committee approved the following adjustments to the base salaries of Messrs. Wang, Townsend, and Wong, retroactively as of the following effective dates and prorated for the following periods: (i) effective January 1, 2021, for the period from January 1, 2021 through March 31, 2021, an annual base salary of $900,000 for Mr. Wang and $900,000 for Mr. Wong; and (ii) effective April 1, 2021, for the period from April 1, 2021 through December 31, 2021, an annual base salary of $975,000 for Mr. Wang, $450,000 for Mr. Townsend, and $925,000 for Mr. Wong. The base salary levels of Messrs. O’Donnell and Baxter for 2021 remained at the same level as in 2020.
The base salaries in effect for 2021 for our NEOs were as follows:

Name	Base Salary Effective 1/1/2021	Base Salary Effective 4/1/2021
William Wang	$900,000	$975,000
Adam Townsend	$400,000	$450,000
Ben Wong	$900,000	$925,000
Michael O’Donnell	$360,000	$360,000
Bill Baxter	$600,000	$600,000
In 2022, the compensation committee approved adjustments to the base salaries of Messrs. Townsend and O’Donnell, as described below in the section titled “—2022 Compensation Arrangements.”
Cash Incentive Compensation
Our NEOs are eligible to earn discretionary quarterly and/or annual cash bonus payments. The purpose of these bonus payments is to have a significant portion of our NEOs’ annual compensation reflect our performance. We believe that the quarterly and annual bonus payments provide a direct and measurable way to align our NEOs’ goals with our corporate objectives of linking pay with performance, increasing revenue and profit, and creating stockholder value.
In 2021, the incentive award committee or compensation committee (as applicable) set target bonus opportunities for each NEO based on the factors described above in the section of this Compensation Discussion and Analysis titled “—Process for Determining Compensation.” Target bonus opportunities represent a guideline for the aggregate target cash amount to be received by an NEO.
Bonus amounts were recommended to and determined by the incentive award committee or compensation committee (as applicable) in its discretion with reference to a variety of financial and operational metrics. While our performance is reviewed, bonus payouts are discretionary and are not formulaic. Bonuses are not earned until paid and eligibility to receive a bonus is contingent upon the NEO being continuously employed by us through the bonus payment date.
Before our IPO, the incentive award committee established target bonus opportunities for each NEO for 2021 (with Mr. Russell approving Mr. Wang’s opportunity). Following the completion of our initial public offering, the compensation committee approved the following adjustments to the target bonus opportunities of Messrs. Wang, Townsend, and Wong, retroactively as of the following effective dates and prorated for the following periods: (i) effective January 1, 2021, for the period from January 1, 2021 through March 31, 2021, a quarterly bonus target of $100,000 and an annual bonus target of $300,000 for Mr. Wang and a quarterly bonus target of $100,000 and an annual bonus target of $300,000 for Mr. Wong; and (ii) effective April 1, 2021, for the period from April 1, 2021 through December 31, 2021, a quarterly bonus target of $100,000 and an annual bonus target of $375,000 for Mr. Wang, a quarterly bonus target of $50,000 and an annual bonus target of $200,000 for Mr. Townsend, and a quarterly bonus target of $100,000 and an annual bonus target of $320,000 for Mr. Wong. The target bonus opportunities of Messrs. O’Donnell and Baxter for 2021 remained at the same level as in 2020.

Except for Mr. O’Donnell, each NEO’s bonus opportunity consists of a portion that was evaluated and paid out on a quarterly basis and a portion that was evaluated and paid out on an annual basis. Mr. O’Donnell’s entire bonus opportunity was evaluated and paid out on a quarterly basis, but he also had a separate commission opportunity (which is described below).
Our NEO’s target bonus opportunities for 2021 were as follows:

Name	Target Q1 Quarterly Bonus	Target Q2 Quarterly Bonus	Target Q3 Quarterly Bonus	Target Q4 Quarterly Bonus	Target Annual Bonus	Total 2021 Target Bonus Opportunity
William Wang	$100,000	$100,000	$100,000	$100,000	$375,000	$775,000
Adam Townsend	$50,000	$50,000	$50,000	$50,000	$200,000	$400,000
Ben Wong	$100,000	$100,000	$100,000	$100,000	$320,000	$720,000
Michael O’Donnell	$25,000	$25,000	$25,000	$25,000	$—	$100,000
Bill Baxter	$18,750	$18,750	$18,750	$18,750	$75,000	$150,000
In determining actual quarterly bonus amounts, our management reviewed our financial performance for the most recently completed quarter and then made a recommendation to our compensation committee (or for the quarterly bonus amounts for the first quarter of 2021, Mr. Wang) regarding the proposed bonuses for the NEOs, taking into account each NEO’s target bonus opportunity. For the first quarter of 2021, the incentive award committee approved the final quarterly bonuses for all of our NEOs other than Mr. Wang, and Mr. Russell approved the final quarterly bonus for Mr. Wang. Our compensation committee approved the final quarterly bonuses for all other quarters of 2021 for all of our NEOs. The incentive award committee and compensation committee each retained the discretion to reduce quarterly cash bonuses if it determined our performance was below expectations.
At the completion of the fiscal year ended December 31, 2021, each NEO was eligible to receive the annual portion of such NEO’s aggregate target bonus opportunity after payment of the quarterly cash bonuses. The compensation committee retained the authority to award a discretionary bonus amount in excess of the target bonus opportunity for an NEO for the year in the case of exceptional performance. The compensation committee also had the discretion to award up to, or in excess of, an NEO’s aggregate target bonus opportunity for a given fiscal year despite the fact that performance during one or more of the preceding quarters was below expectations. The compensation committee approved the final annual bonuses for all of our NEOs.
The amounts of quarterly and annual cash bonuses paid to our NEOs for 2021 were as follows:

Name	Q1 Quarterly Bonus	Q2 Quarterly Bonus	Q3 Quarterly Bonus	Q4 Quarterly Bonus	Annual Bonus	Total 2021 Cash Bonuses
William Wang	$100,000	$100,000	$100,000	$100,000	$375,000	$775,000
Adam Townsend	$50,000	$50,000	$50,000	$50,000	$187,671	$387,671
Ben Wong	$100,000	$100,000	$100,000	$100,000	$320,000	$720,000
Michael O’Donnell	$25,000	$25,000	$25,000	$25,000	—	$100,000
Bill Baxter	$18,750	$18,750	$18,750	—	—	$56,250
In 2021, we also provided Mr. O’Donnell a commission opportunity (the “2021 Cash Incentive Plan”) for each quarter in 2021 based on our Platform+ net revenue during such quarter. For each of the first two quarters of 2021, if the amount of such revenue for such quarter exceeds 50% of the quarterly revenue target, he would receive a commission payment equal to the sum of (1) 0.0834% of such revenue up to 100% of the quarterly revenue target, (2) 0.1001% of any additional amount of such revenue up to 120% of the quarterly revenue target, (3) 0.1168% of any additional amount of such revenue up to 140% of the quarterly revenue target, (4) 0.1335% of any additional amount of such revenue up to 160% of the quarterly revenue target, (5) 0.1501% of any additional amount of such revenue up to 180% of the quarterly revenue target, and (6) 0.1668% of any additional amount of such revenue in excess of 180% of the quarterly revenue target. For each of the last two quarters of 2021, if the amount of such revenue for such quarter exceeds 50% of the quarterly revenue target, he would receive a commission payment equal to the sum of (1) 0.0740% of such revenue up to 100% of the quarterly revenue target, (2) 0.0888% of any additional amount of such revenue up to 120% of the quarterly revenue target, (3) 0.1036% of any additional amount of such revenue up to 140% of the quarterly revenue target, (4) 0.1184% of any additional amount of such revenue up to 160% of the quarterly revenue target, (5) 0.1332% of any additional amount of such revenue up to 180% of the quarterly revenue target, and (6) 0.1480% of any additional amount of such revenue in excess of 180% of the quarterly revenue target. The quarterly revenue targets were $42,706,413 for the first quarter, $53,856,409 for the second quarter, $75,230,947 for the third quarter, and $86,781,508 million for the fourth quarter. Based on our Platform+ net revenue during 2021, Mr. O’Donnell received the following quarterly commissions for 2021: $45,275 for the first quarter, $56,732 for the second quarter, $65,109 for the third quarter, and $80,654 for the fourth quarter.
In addition, in 2021, Mr. O’Donnell received a $27,346 payment as a result of an adjustment to the calculation of his commission payments for the third and fourth quarters of 2020, based on the final amount of Platform+ net revenue for such quarters as reported in our financial statements for our fiscal year ended December 31, 2020. The final amount of Mr. O’Donnell’s commission payments for 2020 is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement, which differs from the corresponding amount listed in the Summary Compensation Table in our registration statement on Form S-1 filed with the SEC on March 1, 2021 (which, for these quarters, reflected the amount that Mr. O’Donnell initially received based on our calculation of the amount of Platform+ net revenue for such quarters, prior to adjustments that were subsequently made in the course of our accounting process). For a more detailed discussion of Mr. O’Donnell commission opportunity for 2020, please see the section titled “Compensation Discussion and Analysis” in our registration statement on Form S-1 filed with the SEC on March 1, 2021.
In 2022, the compensation committee approved an adjustment to Mr. Townsend’s target cash incentive compensation and an adjustment to Mr. O’Donnell’s cash incentive compensation structure (including the amount of his target cash incentive compensation), as described below in the section titled “—2022 Compensation Arrangements.”
Equity Incentive Program
Our compensation program includes equity incentives that have been designed to reward our employees for the Company’s long-term financial performance and enhancement of stockholder value through stock price appreciation, to attract, motivate and encourage retention of employees, to align the interests of our employees with the creation of stockholder value by creating long-term employee interest and an “ownership mentality” in our growth and stock price value, so that their efforts reflect the perspective of our stockholders and promote our long-term success.
2021 Awards
In February 2021, we granted RSUs and a stock option to Messrs. Wang, Townsend, and Wong under our Amended and Restated 2017 Incentive Award Plan (“2017 Plan”), as follows:

Name	Type of Award	Grant Date	Number of Shares Subject to Award	Exercise Price of Option Award	Grant Date Fair Value of Award(1)
William Wang	RSU	2/11/21	1,309,500	—	$25,527,975
Adam Townsend	Option	2/11/21	180,000	$8.55	$1,897,200
Ben Wong	RSU	2/11/21	3,685,500	—	$71,846,775
___________________
(1)These amounts reflect the grant date fair value calculated in accordance with ASC 718 on the basis of the fair market value of the underlying awards on the respective grant dates and without any adjustment for estimated forfeitures. For a discussion of valuation assumptions, see the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021. The amount shown for each award also reflects the grant date fair value of a corresponding dividend equivalent that was granted concurrently with the award.
Messrs. Wong and Wang’s RSU awards were granted in recognition of their outstanding past performance and tenure, and Mr. Wong’s RSU award was a one-time award that was also intended to provide additional retention incentives. In determining the size of the awards to Messrs. Wang and Wong, we reviewed the factors described above in the section of this Compensation Discussion and Analysis titled “—Process for Determining Compensation” and such other factors as these NEOs’ positions, responsibilities, past service and/or current and former equity holdings. In Mr. Wong’s case, the RSU award was an extraordinary grant that was made in recognition of his tenure with us, and we do not anticipate providing him an award of this size in the future. Mr. Townsend’s option was granted in satisfaction of the promise in his employment offer letter with us (which was entered into in connection with his hire) that he would receive such option upon the completion of an IPO. We decided to grant this option before the completion of our IPO in recognition of his outstanding performance. The RSUs granted to Messrs. Wang and Wong are scheduled to vest with respect to 25% of the underlying shares on each of the three-, six-, nine- and twelve-month anniversaries of the grant date. The option granted to

Mr. Townsend is scheduled to vest with respect to 25% of the shares subject to the option on each of the four anniversaries of the grant date, subject to the satisfaction of a liquidity event requirement (which was satisfied by the expiration of the market standoff period following the completion of our IPO).
In May 2021, the compensation committee approved the grant to our NEOs of options and RSUs under our 2017 Plan, as follows:

Name	Type of Award	Grant Date	Number of Shares Subject to Award	Exercise Price of Option Award	Grant Date Fair Value of Award(1)
William Wang	RSU	5/10/21	91,608	—	$2,438,605
William Wang	Option	5/28/21	273,072	$21.84	$2,438,533
Adam Townsend	RSU	5/10/21	37,268	—	$992,074
Adam Townsend	Option	5/28/21	111,088	$21.84	$992,016
Ben Wong	RSU	5/10/21	42,544	—	$1,132,521
Ben Wong	Option	5/28/21	126,820	$21.84	$1,132,503
Michael O’Donnell	RSU	5/10/21	20,644	—	$549,543
Michael O’Donnell	Option	5/28/21	61,536	$21.84	$549,516
Bill Baxter	RSU	5/10/21	60,708	—	$1,616,047
Bill Baxter	Option	5/28/21	180,964	$21.84	$1,616,009
___________________
(1)These amounts reflect the grant date fair value calculated in accordance with ASC 718 on the basis of the fair market value of the underlying awards on the respective grant dates and without any adjustment for estimated forfeitures. For a discussion of valuation assumptions, see the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021. The amount shown for each award also reflects the grant date fair value of a corresponding dividend equivalent that was granted concurrently with the award.
The compensation committee decided to grant our NEOs an equally weighted mix of RSUs and stock options to incentivize them to create additional stockholder value (since the stock options only deliver value if our stock price increases) while still providing them with a floor of certain value delivered (since the RSUs would never be out of the money). In determining the size of these awards, we reviewed the factors described above in the section of this Compensation Discussion and Analysis titled “—Process for Determining Compensation” and, in the case of the awards to Messrs. Wang and Wong, the commitments to issue certain equity awards to them upon the completion of an initial public offering pursuant to the employment agreements we entered into with them in August 2015. These commitments were satisfied upon the grant of the awards to Messrs. Wang and Wong in May 2021. Each of these awards will vest in equal annual installments over a four-year period, subject to the applicable NEO’s continued service.
The incentive award committee or the compensation committee (as applicable) also approved the grant of dividend equivalents in tandem with the awards granted to our NEOs in 2021. The dividend equivalents provide these NEOs the right to receive the equivalent value of any dividends on shares of Class A common stock with payment dates during the period between the date the awards were granted and the date the awards vest, are exercised, or expire.
In 2022, in connection with Mr. O’Donnell’s promotion, the compensation committee approved grants of equity awards to him, as described below in the section titled “—2022 Compensation Arrangements.”
Vesting of Mr. O’Donnell’s 2020 Option
In 2020, Mr. O’Donnell was granted an option to purchase 360,000 shares that vests when both a performance-based requirement and a liquidity event requirement have been satisfied. The liquidity event requirement was satisfied by the completion of our IPO. The performance-based requirement is satisfied based on the annual net revenue and net revenue growth from the Platform+ business (as compared to such annual net revenue in the previous year) in each of 2021, 2022, 2023, and 2024, subject to his continued service through the date such growth is determined by the administrator of the 2017 Plan, as follows:
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2021 is at least 50%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2021 is at least 100%;

•as to 12.5% of the option if the Platform+ annual net revenue growth for 2022 is at least 50%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2022 is at least 100%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2023 is at least 25%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2023 is at least 50%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2024 is at least 25%; and
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2024 is at least 50%.
Our annual net revenue from the Platform+ business for the year ended December 31, 2021 was approximately $308.7 million, which resulted in net revenue growth from the Platform+ business of 110% and the vesting of 90,000 shares subject to the option.
Other Compensation
In April 2022, our compensation committee approved a $100,000 cash bonus to Mr. Townsend to reward him for his instrumental role in the successful completion of our IPO.
2022 Compensation Arrangements
In 2022, in light of Mr. Townsend’s overall contribution to the Company’s success and his assumption of additional responsibilities (including overseeing our human resources function), the compensation committee approved (i) an increase to his base salary (from $450,000 to $517,500), (ii) an increase to his target cash incentive compensation (from $400,000 to $460,000), and (iii) a spot bonus of $32,200.
In 2022, in connection with Mr. O’Donnell’s promotion, the compensation committee approved (i) changes to his base salary and cash incentive compensation structure (including the amount of his target cash incentive compensation), which were reflected in an amended and restated confirmatory employment letter entered into between us and Mr. O’Donnell on February 14, 2022, (the “O’Donnell Restated Employment Letter”) and (ii) grants of equity awards, as described below.
Under the O’Donnell Restated Employment Letter, his base salary was increased to $530,000 from $360,000. In addition, his cash incentive compensation opportunity (consisting of his quarterly bonus opportunity and his commission opportunity) was replaced with a bonus opportunity consisting of a portion that is evaluated and paid out on a quarterly basis and a portion that is evaluated and paid out on an annual basis, similar to the bonus opportunities provided to our other executive officers. His target bonus opportunity for 2022 was increased to $530,000, with half allocated to the annual bonus and the remainder allocated equally to each quarterly bonus.
Additionally, in connection with his promotion, Mr. O’Donnell (i) received a performance-based stock option to purchase 240,000 shares of our Class A common stock (the “O’Donnell PSO”) and (ii) will receive annual refresh equity awards for 2022 (the “2022 O’Donnell Awards”). The O’Donnell PSO will vest based on the Platform+ annual net revenue growth in each of 2022, 2023, 2024 and 2025, subject to Mr. O’Donnell’s continued service through the date such growth is determined by the administrator of the 2017 Plan, as follows:
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2022 is at least 50%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2022 is at least 100%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2023 is at least 25%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2023 is at least 50%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2024 is at least 25%;
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2024 is at least 50%;

•as to 12.5% of the option if the Platform+ annual net revenue growth for 2025 is at least 25%; and
•as to 12.5% of the option if the Platform+ annual net revenue growth for 2025 is at least 50%.
The 2022 O’Donnell Awards will consist of (i) an award of RSUs, with a grant date fair value of $750,000, and (ii) a time-based stock option to purchase shares of our Class A common stock, with a grant date fair value of $750,000. Each of the 2022 O’Donnell Awards will vest in equal annual installments over a four-year period, subject to Mr. O’Donnell’s continued service.
Limited Perquisites
We provide limited perquisites to three of our NEOs, Messrs. Wang, Wong, and O’Donnell, in the form of private club memberships and related meals and incidentals, as reported in “—Summary Compensation Table.” In deciding to provide these perquisites, our board of directors determined that such perquisites were reasonable because (1) they would provide significant potential business and economic benefits to us through access to the facilities of the club for meetings and other gatherings pertaining to our business and to entertain potential and existing customers and (2) membership in the club is limited to individuals and not available directly for businesses or entities. We ceased providing these perquisites to Messrs. Wang and Wong effective April 1, 2021.
Other than the foregoing, we do not provide any perquisites to any of our NEOs.
Employment Agreements
We previously entered into employment agreements with Messrs. Wang and Wong and employment offer letters with Messrs. Townsend and O’Donnell.
In connection with our IPO, we entered into a confirmatory employment letter with each of our NEOs, which superseded any existing employment agreement or employment offer letter between the NEO and us. In addition, in connection with Mr. O’Donnell’s promotion, we entered into an amended and restated confirmatory employment letter with him, as described above. Each NEO’s confirmatory employment letter has no specific term and provides that the NEO is an at-will employee.
Severance and Change in Control Benefits
We previously entered into employment agreements with Messrs. Wang and Wong that provide for severance and change in control benefits. In connection with our IPO, we entered into change in control and severance agreements with our NEOs, which superseded any prior agreement or arrangement the NEOs may have had with us that provided for severance and/or change in control payments or benefits. The severance and/or change in control benefits under these employment agreements and change in control and severance agreements are described below under “—Potential Payments Upon Termination or Change-in-Control.”
Other Benefits
Our NEOs are eligible to participate in our standard benefit plans (which include health insurance, life and disability insurance and our 401(k) plan) on the same terms as all other U.S.-based employees. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. We provide matching contributions (of up to 50% of the first 4% of eligible compensation) to the 401(k) plan accounts of all eligible employees in 2021, and we subsidized a portion of each employee’s insurance premiums.

Tax considerations
Section 162(m) of the Code
Generally, Section 162(m) of the Internal Revenue Code (referred to as the Code) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its chief executive officer and certain other highly compensated current and former executive officers. Our compensation committee, in approving the amount and form of compensation for our NEOs, considers all elements of the cost to our company of providing compensation to our executive officers, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that exceed the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate. The amount of incremental income tax associated with the deduction lost for 2021 as a result of Section 162(m) was approximately $26.1 million.
Section 409A of the Code
Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, with the intent that they are either exempt from, or satisfy the requirements of, Section 409A.
Accounting Standards
ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our equity incentive award plans are accounted for under ASC Topic 718. The Incentive Committee had historically considered, and our compensation committee has regularly considered, the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Risk Assessment
Our management team plays a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. In connection with our IPO, management performed an assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten our business. No such plans or practices were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives.
Following our IPO, our compensation committee, with the assistance of Compensia, assessed and considered potential risks when reviewing and approving our compensation plans, practices and policies for all employees, including our NEOs. Based upon its assessment, the compensation committee believes that any risks arising from our compensation plans, practices and policies do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the compensation committee of the board of directors:
David Russell (Chair)
Vicky L. Free
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that VIZIO specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, paid to, or earned by our named executive officers for the fiscal year ended December 31, 2021 and prior years where applicable, as determined under SEC rules. No disclosure is provided for fiscal years for which those persons were not named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
William Wang Chief Executive Officer	2021	956,250	775,000	27,966,580	2,438,533	—	13,986	32,150,349
	2020	425,000	1,675,000	—	—	—	61,377	2,161,377
	2019	425,000	1,775,000	—	—	—	64,774	2,264,774
Adam Townsend(7) Chief Financial Officer	2021	437,500	487,671	992,074	2,889,216	—	5,700	4,812,161
	2020	261,538	231,048	3,768,100	1,106,180	—	5,700	5,372,566
Ben Wong President and Chief Operating Officer	2021	918,750	720,000	72,979,296	1,132,503	—	12,171	75,762,720
	2020	425,000	1,675,000	12,585,454	1,402,960	—	40,666	16,129,080
	2019	425,000	1,775,000	—	—	—	46,096	2,246,096
Michael O’Donnell(8) Chief Revenue/Strategic Growth Officer	2021	360,000	100,000	549,543	549,516	247,770	19,166	1,825,995
	2020	360,000	137,500	170,718	1,181,184	968,329	10,586	2,828,317
	2019	99,231	75,000	388,160	710,000	—	—	1,272,391
Bill Baxter(9) Former Chief Technology Officer	2021	661,156	56,250	1,616,047	1,616,009	—	5,700	3,955,161
	2020	600,000	150,000	—	—	—	8,305	758,305
	2019	600,000	225,000	—	—	—	4,200	829,200
___________________
(1)For Mr. Baxter, the 2021 amount includes amounts for accrued but unused personal time off earned in 2021 that were paid to Mr. Baxter in connection with his resignation on December 31, 2021.
(2)Amounts reflect discretionary quarterly and annual bonus amounts in recognition of our company performance and the named executive officer’s contribution to that performance. For additional discussion, see “—Compensation Discussion and Analysis—Elements of Compensation—Cash Incentive Compensation.” In addition, for Mr. Townsend, the amount reported for 2021 includes a $100,000 cash bonus paid to Mr. Townsend in April 2022 in recognition of his instrumental role in the successful completion of our IPO throughout fiscal 2021.
(3)Amounts represent the grant date fair value of the awards granted to our named executive officers, calculated on the basis of the fair market value of the underlying shares of our Class A common stock on the grant date in accordance with ASC Topic 718. The actual value that a named executive officer will realize on each award will depend on the price per share of our shares of Class A common stock at the time shares underlying the awards are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers. The valuation assumptions used in determining such amounts are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021.
(4)The 2021 amounts for Mr. Wong include a one-time RSU award made in recognition of his tenure and outstanding performance. For additional discussion, see “—Compensation Discussion and Analysis—Equity Incentive Program—2021 Awards.”
(5)Amounts represent the aggregate annual performance-based cash incentives earned, based upon achievement of a certain company metric. The 2021 amount represents the cash incentive payouts to Mr. O’Donnell under his 2021 Cash Incentive Plan. The 2020 amount includes $27,346 paid to Mr. O’Donnell for amounts earned in 2020. For additional discussion, see “—Compensation Discussion and Analysis—Elements of Compensation—Cash Incentive Compensation.”
(6)Amounts for 2021 represent (i) the payment of private club memberships and related meals and incidentals for Mr. Wang, Mr. Wong and Mr. O’Donnell of $8,286, $6,471 and $13,466, respectively, and (ii) company contributions to each of our NEOs’ 401(k) retirement plan accounts in the amount of $5,700.
(7)Mr. Townsend joined VIZIO in May 2020; therefore, his salary and bonus amount set forth in the table were prorated for the portion of fiscal 2020 in which he was employed with us.
(8)Mr. O’Donnell joined VIZIO in September 2019; therefore, his salary and bonus amount set forth in the table were prorated for the portion of fiscal 2019 in which he was employed with us.
(9)Mr. Baxter resigned from all positions with VIZIO on December 31, 2021. He was ineligible to receive his quarterly bonus for the fourth quarter of fiscal 2021 or his annual bonus for fiscal 2021.

Grants of Plan-Based Awards for Fiscal 2021
The following table sets forth certain information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2021. In connection with each option and RSU award granted under our 2017 Plan, we have awarded a dividend equivalent, as described in “—Compensation Discussion & Analysis—Equity Incentive Program—2021 Awards.” No dividends were paid in 2021 on our Class A common stock.

Name	Type of Award(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(3)		All Other Option Awards: Number of Shares Underlying Options (#)(3)		Exercise Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)(2)	Maximum ($)
William Wang	RSU	2/11/2021	—	—	—	1,309,500	(6)	—		—	25,527,975
	RSU	5/10/2021	—	—	—	91,608	(7)	—		—	2,438,605
	Option	5/28/2021	—	—	—	—		273,072	(8)	21.84	2,438,533
Adam Townsend	Option	2/11/2021	—	—	—	—		180,000	(9)	8.55	1,897,200
	RSU	5/10/2021	—	—	—	37,268	(7)	—		—	992,074
	Option	5/28/2021	—	—	—	—		111,088	(8)	21.84	992,016
Ben Wong	RSU	2/11/2021	—	—	—	3,685,500	(6)(10)	—		—	71,846,775
	RSU	5/10/2021	—	—	—	42,544	(7)	—		—	1,132,521
	Option	5/28/2021	—	—	—	—		126,820	(8)	21.84	1,132,503
Michael O’Donnell	Cash	—	100,211	200,423	—	—		—		—	—
	RSU	5/10/2021	—	—	—	20,644	(7)	—		—	549,543
	Option	5/28/2021	—	—	—	—		61,536	(8)	21.84	549,516
Bill Baxter	RSU	5/10/2021	—	—	—	60,708	(7)	—		—	1,616,047
	Option	5/28/2021	—	—	—	—		180,964	(8)	21.84	1,616,009
___________________
(1)Each of the equity awards were granted pursuant to our 2017 Plan.
(2)This amount reflects the target payout of cash incentive compensation to Mr. O’Donnell under his 2021 Cash Incentive Plan. There is no maximum amount under such award. There is no overall threshold level of performance applicable to the award; however, each quarter, the award was subject to a 50% attainment threshold for the Platform+ net revenue target. The actual amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the award is described further in “—Compensation Discussion and Analysis—Elements of Compensation—Cash Incentive Compensation.”
(3)Stock options and RSU awards are subject to accelerated vesting upon (i) a termination by us other than for “cause”, death or disability or (ii) resignation for “good reason”, in each case within the change-in-control period, as provided by the NEO’s respective change in control and severance agreement. See “—Potential Payments upon Termination or Change in Control.”
(4)Stock options were granted with an exercise price equal to 100% of the fair market value on the date of grant, as determined by our board of directors on the date of grant.
(5)Amounts represent the grant date fair value of the awards granted to our named executive officers, calculated on the basis of the fair market value of the underlying shares of our Class A common stock on the grant date in accordance with ASC Topic 718. The actual value that a named executive officer will realize on each award will depend on the price per share of our shares of Class A common stock at the time shares underlying the awards are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers. The valuation assumptions used in determining such amounts are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021.
(6)One-fourth of the RSUs subject to the award vest on each of May 11, 2021, August 11, 2021, November 11, 2021 and February 11, 2022, subject to the NEO continuing as a service provider through each vesting date.
(7)One-fourth of the RSUs subject to the award vest on each of May 18, 2022 and each one-year anniversary thereafter (or the first trading day following such anniversary, if such anniversary is not a trading day), subject to the NEO continuing as a service provider through each vesting date.
(8)One-fourth of the shares subject to the option vest on May 28, 2022 and each one-year anniversary thereafter, subject to the NEO continuing as a service provider through each such date.
(9)This option is subject to both liquidity event-related and time-based vesting requirements. The liquidity event-related vesting condition was satisfied by the expiration of the market standoff period following the completion of our IPO. As a result, one-fourth of the shares subject to the option vest on February 11, 2022 and each one-year anniversary thereafter, subject to Mr. Townsend continuing as a service provider through each such date.
(10)This RSU award issued to Mr. Wong was a one-time award made in recognition of his tenure and outstanding performance. For additional discussion, see “—Compensation Discussion and Analysis—Equity Incentive Program—2021 Awards.”

Outstanding Equity Awards at Fiscal 2021 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards(1)(2)								Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(3)
William Wang	2/11/2021	—		—		—		—	—	327,375	(4)	6,360,896
	5/10/2021	—		—		—		—	—	91,608	(5)	1,779,943
	5/28/2021	—		273,072	(6)	—		21.84	5/28/2031	—		—
Adam Townsend	12/31/2020	92,250		276,750	(7)	—		8.55	12/31/2030	—		—
	12/31/2020	—		—		—		—	—	330,750	(8)(9)	6,426,473
	2/11/2021	—		180,000	(8)(10)	—		8.55	2/11/2031	—		—
	5/10/2021	—		—		—		—	—	37,268	(5)	724,117
	5/28/2021	—		111,088	(6)	—		21.84	5/28/2031	—		—
Ben Wong	3/26/2014	315,000	(11)	—		—		1.35	3/26/2024	—		—
	12/29/2017	1,818,000	(11)	—		—		2.89	12/29/2027	—		—
	12/31/2020	468,000	(11)	—		—		8.55	12/31/2030	—		—
	2/11/2021	—		—		—		—	—	921,375	(4)	17,902,316
	5/10/2021	—		—		—		—	—	42,544	(5)	826,630
	5/28/2021	—		126,820	(6)	—		21.84	5/28/2031	—		—
Michael O’Donnell	10/8/2019	180,000		180,000	(12)	—		5.40	10/8/2029	—		—
	10/8/2019	—		—		—		—	—	36,000	(13)	699,480
	12/31/2020	—		—		360,000	(14)	8.55	12/31/2030	—		—
	12/31/2020	8,505		25,515	(15)	—		8.55	12/31/2030	—		—
	12/31/2020	—		—		—		—	—	14,985	(16)	291,159
	5/10/2021	—		—		—		—	—	20,644	(5)	401,113
	5/28/2021	—		61,536	(6)	—		21.84	5/28/2031	—		—
Bill Baxter	5/21/2015	30,000	(11)	—		—		—	—	—		—
	12/29/2017	454,500	(11)	—		—		—	—	—		—
___________________
(1)Stock options granted prior to 2017 were granted pursuant to our 2007 Incentive Award Plan, as amended (the “2007 Plan”).
(2)Stock options and RSU awards are subject to accelerated vesting upon (i) a termination by us other than for “cause”, death or disability or (ii) resignation for “good reason”, in each case within the change-in-control period, as provided by the NEO’s respective change in control and severance agreement. See “—Potential Payments upon Termination or Change in Control.”
(3)The market value is based on the closing price of our Class A common stock on December 31, 2021 of $19.43 per share.
(4)One-fourth of the RSUs subject to the award vest on each of May 11, 2021, August 11, 2021, November 11, 2021 and February 11, 2022, subject to the NEO continuing as a service provider through each vesting date.
(5)One-fourth of the RSUs subject to the award vest on May 18, 2022 and each one-year anniversary thereafter (or the first trading day following such anniversary, if such anniversary is not a trading day), subject to the NEO continuing as a service provider through each vesting date.
(6)One-fourth of the shares subject to the option vest on May 28, 2022 and each one-year anniversary thereafter, subject to the NEO continuing as a service provider through each such date.
(7)One-fourth of the shares subject to the option vest on May 4, 2021 and each one-year anniversary thereafter, subject to the NEO continuing as a service provider through each such date.
(8)This award is subject to both liquidity event-related and time-based vesting requirements. The liquidity event-related vesting condition was satisfied by the expiration of the market standoff period following the completion of our IPO. The award remains subject to any applicable time-based vesting requirements.
(9)One-fourth of the RSUs subject to the award vest on May 18, 2021 and each one-year anniversary thereafter (or the first trading day following such anniversary, if such anniversary is not a trading day), subject to the NEO continuing as a service provider through each such date.
(10)One-fourth of the shares subject to the option vest on February 11, 2022 and each one-year anniversary thereafter, subject to Mr. Townsend continuing as a service provider through each such date.
(11)This option is fully-vested.
(12)One-fourth of the shares subject to the option vest on September 3, 2020 and each one-year anniversary thereafter, subject to Mr. O’Donnell continuing as a service provider through each such date.
(13)The shares subject to this restricted stock award (“RSA”) vest when both a time-based requirement and a liquidity event have been satisfied, provided that Mr. O’Donnell remains a service provider upon the date of determination of satisfaction of such requirement. The liquidity event-related requirement was satisfied by the completion of our IPO. The time-based requirement is satisfied as to one-fourth of the shares subject to the RSA on September 3, 2020 and each one-year anniversary thereafter. As a result, one-fourth of the shares subject to this RSA vested on the date of the completion of our IPO, and the remaining shares vest as the time-based condition is satisfied.

(14)The shares subject to this option vest and becomes exercisable when both a performance-based requirement and a liquidity event requirement have been satisfied, provided that Mr. O’Donnell remains a service provider upon the date of determination of satisfaction of such requirement. The liquidity event requirement was satisfied upon the expiration of the market standoff period following the completion of our IPO. The performance-based requirement will be satisfied as to 12.5% of the shares subject to the option upon the determination by our board of directors or our compensation committee that the annual net revenue growth from the Platform+ business: (i) for 2021 is at least 50%; (ii) for 2021 is at least 100%; (iii) for 2022 is at least 50%; (iv) for 2022 is at least 100%; (v) for 2023 is at least 25%; (v) for 2023 is at least 50%; (vi) for 2024 is at least 25%; and (vii) for 2024 is at least 50%. As of December 31, 2021, there had been no determination made as to the achievement of the conditions described in (i) or (ii) related to annual net revenue growth from the Platform + business for fiscal 2021. See “—Compensation Discussion & Analysis—Equity Incentive Program—Vesting of Mr. O’Donnell’s 2020 Awards.”
(15)One-fourth of the shares subject to the option vest on June 30, 2021 and each one-year anniversary thereafter, subject to Mr. O’Donnell continuing as a service provider through each such date.
(16)One-fourth of the RSUs subject to the award vest on August 18, 2021 and each one-year anniversary thereafter (or the first trading day following such anniversary, if such anniversary is not a trading day), subject to Mr. O’Donnell continuing as a service provider through each such date.
Option Exercises and Stock Vested for Fiscal 2021
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSAs and RSUs during the fiscal year ended December 31, 2021 by each of our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William Wang	—	—	982,125	22,939,166
Adam Townsend	—	—	110,250	2,357,145
Ben Wong	—	—	4,237,065	2,357,145
Michael O’Donnell	—	—	40,995	816,767
Bill Baxter	969,000	17,716,745	—	—
___________________
(1)The value realized on exercise is the difference between the market price of the shares of our Class A common stock underlying the options when exercised and the applicable exercise price.
(2)The value realized upon vesting of RSAs or RSUs, as applicable, is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).
Potential Payments upon Termination or Change in Control
Change in Control and Severance Agreements
In March 2021, we entered into change in control and severance agreements with each of our NEOs, pursuant to which our NEOs and certain other key employees are eligible to receive certain severance and change in control benefits, as described below. Each change in control and severance agreement superseded any prior agreement or arrangement the NEO may have had with us that provided for severance and/or change in control payments or benefits.
Qualifying Termination Outside Change-in-Control Period. If an NEO’s employment is terminated outside the period beginning three months before a change in control and ending 18 months following that change in control (the “Change-in-Control Period”) either (1) by VIZIO without “cause” (excluding by reason of death or disability) or (2) by the NEO for “good reason” (as such terms are defined in the NEO’s change in control and severance agreement), the NEO will receive the following payments and benefits if he or she timely signs (and does not revoke) a release of claims in our favor:

Executive	Salary	Bonus	Benefits Continuation	Equity Acceleration
William Wang and Ben Wong	Lump-sum payment equal to 12 months of annual base salary	None	Up to 12 months company-paid COBRA for the NEO and the NEO’s eligible dependents, if any	None
All Other NEOs	Lump-sum payment equal to annual base salary for the period covering two weeks for each year that the NEO has been employed (minimum of six months and maximum of nine months) (the “Non-CIC Benefit Period”)	None	Company-paid COBRA for the NEO and the NEO’s eligible dependents, if any, for the Non-CIC Benefit Period (rounded up to nearest whole month)	None

Qualifying Termination Within Change-in-Control Period. If, within the Change-in-Control Period, the NEO’s employment is terminated either (1) by VIZIO without “cause” (excluding by reason of death or disability) or (2) by the NEO for “good reason,” the NEO will receive the following payments and benefits if he or she timely signs (and does not revoke) a release of claims in our favor:

Executive	Salary Severance	Bonus Severance	Benefits Continuation	Equity Acceleration
William Wang and Ben Wong	Lump-sum payment equal to 18 months of annual base salary	Lump-sum payment equal to 150% of target bonus opportunity	Up to 18 months company-paid COBRA for the NEO and the NEO’s eligible dependents, if any	100% acceleration of unvested time-based equity; performance-based conditions deemed achieved at greater of actual achievement (if determinable) or 100% of target levels
All Other NEOs	Lump-sum payment equal to 12 months of annual base salary	Lump-sum payment equal to 100% of target bonus opportunity	Up to 12 months company-paid COBRA for the NEO and the NEO’s eligible dependents, if any	100% acceleration of unvested time-based equity; performance-based conditions deemed achieved at greater of actual achievement (if determinable) or 100% of target levels
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our NEOs would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The change in control and severance agreements do not require us to provide any tax gross-up payments.
Amount of Payments Upon Termination at 2021 Year-End
The following table sets forth information regarding potential payments that would have been provided to each of our NEOs who were employed with us through December 31, 2021 under each of the circumstances specified below if he or she had terminated employment with VIZIO effective December 31, 2021. Amounts shown do not include (i) accrued but unpaid salary through the date of termination and (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Name	Salary Severance Payments ($)	Pro-Rated Bonus Severance Payments ($)	COBRA Premium Reimbursements ($)	Equity Award Acceleration ($)(1)	Total ($)
William Wang
Qualifying Termination in Change-in-Control Period	1,462,500	1,162,500	41,781	8,140,840	10,807,620
Qualifying Termination Outside Change-in-Control Period	975,000	—	27,854	—	1,002,854
Adam Townsend
Qualifying Termination in Change-in-Control Period	450,000	400,000	27,854	12,120,030	12,997,883
Qualifying Termination Outside Change-in-Control Period	225,000	—	13,927	—	238,927
Ben Wong
Qualifying Termination in Change-in-Control Period	1,387,500	1,080,000	29,038	18,728,946	21,225,484
Qualifying Termination Outside Change-in-Control Period	925,000	—	19,359	—	944,359
Michael O’Donnell
Qualifying Termination in Change-in-Control Period	360,000	100,000	26,429	8,111,555	8,597,984
Qualifying Termination Outside Change-in-Control Period	180,000	—	13,215	—	193,215
Bill Baxter (2)
Qualifying Termination in Change-in-Control Period	—	—	—	—	—
Qualifying Termination Outside Change-in-Control Period	—	—	—	—	—
___________________
(1)The value of the accelerated RSUs in this table are calculated by multiplying the number of shares subject to acceleration by the closing price of our Class A common stock on December 31, 2021, which was $19.43 per share. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) the closing price per share minus the applicable exercise price per share.
(2)Mr. Baxter’s employment with us terminated on December 31, 2021 upon his resignation. His termination was not considered termination without “cause” or for “good reason,” therefore he was not entitled to any such payments.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021 regarding shares of our Class A common stock that may be issued under our equity compensation plans, including our 2007 Incentive Award Plan, as amended (the “2007 Plan”), our 2017 Plan, and our 2021 Employee Stock Purchase Plan (the “ESPP”). Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	18,426,947	(2)	$6.80	(3)	40,375,037	(4)
___________________
(1)Our 2017 Plan provides that the number of shares of Class A common stock available for issuance will automatically increase on the first day of each fiscal year beginning with the fiscal 2022, in an amount equal to the least of (i) 26,500,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine. Our ESPP provides that the number of shares of our Class A common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with fiscal 2022, in an amount equal to the least of (i) 5,400,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine. Any stock options outstanding under the 2007 Plan that expire or otherwise terminate without having been exercised in full, are tendered to or withheld by VIZIO for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by VIZIO due to failure to vest, will become available for issuance as shares of Class A common stock under the 2017 Plan. We no longer make grants under the 2007 Plan.
(2)Includes 14,361,196 shares of Class A common stock issuable upon the exercise of outstanding options and 4,065,751 shares of Class A common stock issuable upon the vesting of RSUs.
(3)As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculations.
(4)As of December 31, 2021, there were 38,669,776 shares of Class A common stock available for grant under the 2017 Plan and 1,705,261 shares of Class A common stock available for grant under the ESPP. Such amounts do not reflect the increases that became effective on January 1, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 31, 2022 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 115,766,505 shares of our Class A common stock and 76,814,638 shares of Class B common stock outstanding as of March 31, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o VIZIO Holding Corp., 39 Tesla, Irvine, California 92618. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power (1)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Greater Than 5% Stockholders:
Entities affiliated with Q-Run Holdings Ltd. (2)	18,821,241	16.3	—	—	2.1
AmTRAN Technology Co. Ltd.(3)	14,075,877	12.2	—	—	1.6
Entities affiliated with V-TW Holdings, LLC (4)	11,223,057	9.7	—	—	1.3
Innolux Corporation (5)	8,347,068	7.2	—	—	*

Named Executive Officers and Directors:
William Wang (6)	761,926	*	76,814,638	100.0	87.0
Adam Townsend (7)	432,427	*	—	—	*
Ben Wong (8)	5,208,089	4.4	—	—	*
Mike O'Donnell (9)	354,777	*	—	—	*
Bill Baxter	227,715	*	—	—	*
John R. Burbank (10)	7,990	*	—	—	*
Vicky L. Free (11)	8,978	*	—	—	*
Julia S. Gouw (12)	6,232	*	—	—	*
David Russell (13)	3,901,338	3.4	—	—	*
All executive officers and directors as a group (8 persons)(14)	10,681,757	9.0	76,814,638	100.0	87.8
___________________
*    Represents less than 1%.
+    The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1)Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)Based solely on a Schedule 13G filed with the SEC on February 14, 2022, reporting beneficial ownership of 18,821,241 shares of Class A common stock, consisting of (i) 14,412,115 shares of Class A common stock held by Q-Run Holdings Ltd. (“Q-Run”) and (ii) 4,409,126 shares of Class A common stock held by Foxconn Assembly Holding Corporation (“Foxconn Assembly”).     Q-Run is a wholly-owned subsidiary of Foxconn Technology Co., Ltd. (“Foxconn Technology”). Foxconn Technology, through its ownership of Q-Run, may be deemed, to beneficially own all of the shares held by Q-Run. Foxconn Assembly is a wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd. (“Hon Hai”). Hon Hai, through its ownership of Foxconn Assembly, may be deemed to beneficially own all of the shares held by Foxconn Assembly. Q-Run and Foxconn Assembly formed an understanding to act together for the purpose of acquiring the Class A common stock, which may cause Q-Run and Foxconn Assembly to be deemed to constitute a group within the meaning of Section 13(d)(3) of the Exchange Act. The address for each of Q-Run and Foxconn Technology is No 66-1,Chungshan Road, Tucheng District, New Taipei City, Republic of China (Taiwan). The address for each of Foxconn Assembly and Hon Hai is No.2, Zihyou Street, Tucheng Industrial Zone, Tucheng District, New Taipei City, Taiwan, R.O.C.
(3)Based solely on a Schedule 13G filed with the SEC on February 15, 2022, reporting beneficial ownership of 14,075,877 shares of Class A common stock held by AmTRAN Technology Co. Ltd. The address for AmTRAN Technology Co. Ltd. is 17F, No. 268, Lian Chen Rd., Jhonghe City, Taipei County, Taiwan, R.O.C.
(4)Based solely on a Schedule 13G filed with the SEC on February 14, 2022, reporting beneficial ownership of 11,223,057 shares of Class A common stock held by V-TW Holdings, LLC (“V-TW”). Avalon Capital Group II, LLC (“ACGII”) is the manager of V-TW. Theodore W. Waitt is trustee of a trust that is the majority member of V-TW and holds voting and dispositive control over ACGII. The address for each of V-TW, Avalon and Mr. Waitt is 801 River Drive, North Sioux City, SD 57049.
(5)Based solely on a Schedule 13G filed with the SEC on April 15, 2022, reporting beneficial ownership of 8,347,068 shares of Class A common stock held by Innolux Corporation. The address for Innolux Corporation is No. 160, Kesyue Rd. Jhunan Science Park, Miaoli County 350, Taiwan, R.O.C.
(6)Consists of (i) 670,756 shares of Class A common stock and 873,000 shares of Class B common stock held by Mr. Wang, (ii) 63,890,333 shares of Class B common stock held by the William W. Wang Separate Property Trust, for which Mr. Wang serves as trustee (iii) 3,711,434 shares of Class B common stock held by the W. Wang 2021 GRAT, dated February 22, 2021, for which Mr. Wang serves as trustee, (iv) 4,839,871 shares of Class B common stock held by the Wang Family Trust, for which Mr. Wang and his spouse serve as co-trustees, (v) 3,500,000 shares of Class B common stock held by the W. Wang 2022 GRAT, dated March 8, 2022, for which Mr. Wang serves as trustee, (vi) 68,268 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2022, and (vii) 22,902 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(7)Consists of (i) 55,588 shares of Class A common stock held by Mr. Townsend, (ii) 257,272 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2022, and (iii) 119,567 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(8)Consists of (i) 2,564,748 shares of Class A common stock held by Mr. Wong, (ii) 2,632,705 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2022, and (iii) 10,636 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(9)Consists of (i) 55,727 shares of Class A common stock held by Mr. O’Donnell, (ii) 293,889 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2022, and (iii) 5,161 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(10)Consists of (i) 6,108 shares of Class A common stock held by Mr. Burbank and (ii) 1,882 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(11)Consists of (i) 4,489 shares of Class A common stock held by Mrs. Free and (ii) 4,489 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(12)Consists of (i) 4,350 shares of Class A common stock held by Ms. Gouw and (ii) 1,882 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(13)Consists of (i) 42,914 shares of Class A common stock held by Mr. Russell, (ii) 270,000 shares of Class A common stock held by the David E. Russell Grantor Retained Annuity Trust, of which Mr. Russell is trustee, (iii) 3,586,542 shares of Class A common stock held by T Russ-D LLC, a limited liability company held in a trust of which Mr. Russell is trustee, and (iv) 1,882 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.
(14)Consists of (i) 7,261,222 shares of Class A common stock and 76,814,638 shares of Class B common stock beneficially owned by our executive officers and directors, (ii) 3,252,134 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2022, and (iii) 168,401 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2022.

RELATED PERSON TRANSACTIONS
The following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000;
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Lease of Headquarter Premises
On January 13, 2022, we entered into an amendment to our lease agreement with Spyglass Tesla, LLC (“Spyglass Tesla”), dated January 29, 2007, to extend the expiration date to January 31, 2027 and increase our monthly lease payments, effective as of February 1, 2022. The lease covers the premises located at 39 Tesla, Irvine, California, 92618, which is one of the two buildings in our current headquarters. As of December 31, 2021, (i) VIZIO is a 12.5% owner in Spyglass Tesla, (ii) William Wang, our Founder, Chairman and Chief Executive Officer, and his brother, Paul Wang, an employee, collectively own 43.75% of Spyglass Tesla through an entity they both equally own, and (iii) AmTRAN Technology Co., Ltd., a holder of more than 5% of our Class A common stock, is a 43.75% owner of Spyglass Tesla, LLC. Our lease with Spyglass Tesla is a triple-net lease that obligates us to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. The total rent paid by us to Spyglass Tesla for 2021 was approximately $725,833. Effective February 1, 2022, our monthly base rent payment is approximately $63,513 and increases by 4% on February 1 of each year. Paul Wang also earned a property management fee from Spyglass Tesla of approximately $100,800 in the year ended December 31, 2021.
Employment of Immediate Family Member
Paul Wang, the brother of William Wang, our Founder, Chairman and Chief Executive Officer, is employed as our Senior Director of Facilities. Paul Wang’s total compensation for the year ended December 31, 2021 was approximately $311,293 and was comprised of salary, bonuses, benefits, and an RSU award. Mr. Wang’s compensation, approved by our audit committee, was in line with employees of comparable experience that held similar roles.
Transactions Completed in Connection with our IPO
To facilitate the Class B Stock Exchange and in connection with our IPO, on March 18, 2021, we entered into an exchange agreement with William Wang, our Founder, Chairman and Chief Executive Officer, and his affiliates, pursuant to which 98,633,025 shares of our Class A common stock beneficially owned by Mr. Wang and his affiliates were automatically exchanged for an equivalent number of shares of our Class B common stock.
At our request, the underwriters reserved up to 5% of the shares offered in our IPO at the IPO price through a directed share program available to directors, officers, employees and their friends and family members. On March 29, 2021, in connection with the completion of our IPO, Julia Gouw, a member of our board of directors, purchased 35,000 shares of our Class A common stock at the IPO price of $21.00 per share through the directed share program.
Supply Arrangements with Stockholders
We contract with certain of our stockholders to manufacture some of our products. Specifically, we have product supply agreements for the purchase of televisions and other consumer electronics with Innolux Corporation (“Innolux”), a holder of more than 5% of our Class A common stock, and Competition Team Technology US (“CTTUS”), an affiliate of Hon Hai Precision Industry Co., Ltd. (“Hon Hai”), which does business as Foxconn Technology Group (“Foxconn”). Entities affiliated with Hon Hai and Foxconn are holders of more than 5% of our Class A common stock. Our product supply agreements with Innolux and Foxconn outline the terms of product delivery as well as distribution and marketing rights that we have upon the purchase of branded products for distribution throughout North America. Each of these supply agreements has a one-year term, with automatic renewals for additional one year terms unless otherwise terminated. For the year ended December 31, 2021, we purchased televisions and other consumer electronics from (i) Innolux for $610.0 million and (ii) CTTUS for $198.8 million. In addition to our supply agreements with CTTUS and Innolux, we also source inventory from other unrelated third-party manufacturers as part of our diversification strategy.
Settlement Agreement
In November 2020, we entered into a settlement agreement with AmTRAN Technology Co., Ltd. (“AmTRAN”), a holder of more than 5% of our Class A common stock, and one of its subsidiaries. The settlement agreement was made to resolve a disagreement related to a prior supply agreement with AmTRAN and an ancillary security agreement with its subsidiary. Pursuant to the settlement agreement, we agreed, among other things, to pay AmTRAN approximately $8.2 million and to dismiss an action that we had filed against AmTRAN in the Superior Court of the State of California arising from the supply agreement. AmTRAN agreed that its security agreement would be null and void and to terminate with prejudice any UCC financing statements relating to that security agreement. AmTRAN further agreed to pay to third party outstanding fees owed by it for intellectual property licenses related to the manufacturing of our devices. Both parties also agreed that we would collectively retain a reserve of approximately $4.0 million for payment of, among other things, any future settlements and/or fees and costs to defend against license, royalty, infringement or other claims attributable directly or indirectly to devices manufactured by AmTRAN that we had purchased from it prior to December 31, 2022. We have agreed to pay AmTRAN on December 31, 2022 the lesser of (i) 50% of the remaining balance of the reserve or (ii) approximately $2.0 million, with the balance of the reserve being retained by us.
Investment in Affiliate of Stockholder
In September 2021 and March 2022, VIZIO Investments, LLC, our wholly-owned subsidiary, made an investment in an aggregate amount of $32,500,000 NDT (approximately $1,175,412.75 USD) in CDIB-Innolux Limited Partnership, an entity affiliated with Innolux Corporation that is focused on investing in next-generation technologies including, but not limited to, panel technology.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or beneficial owner of more than 5% of our Class A common stock or Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
Under this policy, our audit committee will review the material facts of all related party transactions and either approve, ratify or disapprove of the entry into the transaction. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, whether the transaction would affect the independence of any director, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, and the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation arrangements with named executive officers and certain compensation arrangements with other executive officers, (ii) director compensation arrangements reportable on our Annual Report on Form 10-K or proxy statement, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, (iv) transactions where a related party’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis, (v) charitable contributions, grants, endowments or pledges by us to a charitable organization, foundation, or university where the related person’s only relationship is as an employee (other than an executive officer), or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (vi) any transaction available to all U.S. employees generally, and (vii) other transactions where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K. In addition to our policy, our audit committee charter provides that our audit committee shall review and oversee any related person transactions.
We did not have a written policy regarding the review and approval of related person transactions prior to our IPO. Nevertheless, with respect to such transactions, it has been the practice of our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to us and in our best interests, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2023 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 29, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
VIZIO Holding Corp.
Attention: Corporate Secretary
39 Tesla
Irvine, California 92618
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on February 9, 2023, and
•no later than 5:00 p.m., Pacific Time, on March 11, 2023.
In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the day of our 2023 annual meeting, and
•no later than 5:00 p.m., Pacific Time, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Special Note Regarding Forward-Looking Statements
Various statements in this Proxy Statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions and include statements about our strategies, markets, business and opportunities. Forward-looking statements in this Proxy Statement also include VIZIO’s expectations regarding our products, industry trends, the COVID-19 pandemic and recovery, and our profitability, long-term growth and overall future prospects. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A – Risk Factors of the Form 10-K for the fiscal year ended December 31, 2021 included in the annual report provided with our proxy materials as well as our other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2021, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for:
•a Form 4 that was inadvertently filed late on October 14, 2021 on behalf of John R. Burbank, a member of our board of directors in connection with a grant of RSUs on October 10, 2021;
•a Form 4 that was inadvertently filed late on October 14, 2021 on behalf of Julia Gouw, a member of our board of directors in connection with a grant of RSUs on October 10, 2021;
•a Form 4 that was inadvertently filed late on October 14, 2021 on behalf of S.C. Huang, formerly a member of our board of directors in connection with a grant of RSUs on October 10, 2021; and
•a Form 4 that was inadvertently filed late on October 14, 2021 on behalf of David Russell, a member of our board of directors in connection with a grant of RSUs on October 10, 2021.
Annual Report
Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this Proxy Statement. Our proxy materials and our annual report are posted on our website at investors.vizio.com/investor-relations and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to VIZIO Holding Corp., 39 Tesla, Irvine, California 92618, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Irvine, California
April 28, 2022

VIZIO

VIZIO HOLDING CORP.
39 TESLA
IRVINE, CALIFORNIA 92618

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. PT on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VZIO2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. PT on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84364-P73155 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

VIZIO HOLDING CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William Wang
02) John R. Burbank
03) Julia S. Gouw
04) David Russell
05) Vicky L. Free

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D84365-P73155

VIZIO HOLDING CORP.
Annual Meeting of Stockholders
June 9, 2022 10:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) of VIZIO Holding Corp. hereby appoint(s) William Wang and Jerry Huang and each of them as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of VIZIO Holding Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM PDT on June 9, 2022 and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually at: www.virtualshareholdermeeting.com/VZIO2022. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the question and answer section under the heading "What do I need to do to attend the Annual Meeting?".

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side